SECURITIES LENDING AUTHORIZATION AGREEMENT

between

BNP PARIBAS, ACTING THROUGH ITS NEW YORK BRANCH

(“Agent”)

and

The party or parties listed as the Fund(s) on Schedule 13, each a series of The Advisors’ Inner Circle Fund

This Securities Lending Authorization Agreement (the “Agreement”) is dated June 2, 2016 between BNP Paribas, acting through its New York Branch (“Lending Agent”) and the party or parties listed as the Fund(s) on Schedule 13, each a series of The Advisors’ Inner Circle Fund, a Massachusetts business trust (each a “Customer”). Capitalized terms not otherwise defined herein shall have the meanings provided in Section 22, herein.

WHEREAS, the Customer has requested Lending Agent to act on behalf of the Customer with respect to the lending of certain securities of the Customer held by Lending Agent as custodian or by a third party custodian (each, a “Custodian”);

WHEREAS, the Customer desires to authorize Lending Agent to establish, manage and administer a securities lending program in accordance with the provisions herein (the “Program”); and

WHEREAS, the Customer and Lending Agent desire to set forth their mutual understanding regarding the manner in which such loans will take place and their rights and responsibilities in respect of such loans of securities.

NOW THEREFORE, in consideration of the mutual promises and of the mutual covenants contained herein, each of the parties does hereby covenant and agree as follows:

1. Appointment of Lending Agent as Agent.

The Customer hereby appoints and authorizes Lending Agent as its agent (i) to lend Securities to Borrowers in accordance with the terms of this Agreement, (ii) to invest the cash Collateral in accordance with the Section 8 hereto, and (iii) to enter into repurchase transactions with Sellers, using cash Collateral to purchase Securities, in accordance with this Agreement. Lending Agent shall have the responsibility and authority to do or cause to be done all acts Lending Agent shall determine to be desirable, necessary, or appropriate to implement and administer this Program. Without limiting the generality of the foregoing, Lending Agent is specifically authorized to disclose to each Borrower, the identity of the Customer as well as certain other information specific to the Customer, including without limitation, business address, US tax identification number, aggregate lendable securities, capitalization, total assets of the Customer held with Lending Agent and/or net asset value. Customer agrees that Lending Agent is acting as a fully disclosed agent and not as principal in connection with this Program. In no event shall Lending Agent act as an agent for undisclosed principal in any securities loan transaction affected pursuant hereto.

The Customer also authorizes Lending Agent, as its agent, to enter into “fee for holds” arrangements with respect to certain Securities as described in this paragraph. Lending Agent will, in return for a fee from the Borrower, hold and reserve certain Securities and refrain from lending such Securities to any third party without the Borrower’s permission, provided, however, that the “fee for holds” arrangements shall not restrict or otherwise affect the Customer’s ownership rights with regard to the Securities. The fee from the Borrower shall be allocated between Lending Agent and the Customer in accordance with the Fee Schedule attached hereto as Schedule 1.

The Lending Agent agrees that unless otherwise advised by Lender in writing, all Loans shall be overnight Loan with a maturity on the next business day.

2. Authorization to Execute Documentation.

(a)	Securities Loan Agreement. Each Loan of Securities shall be made pursuant to a written agreement between Lending Agent, as agent for the Customer, and the Borrower (“Securities Loan Agreement”) substantially in industry standard form, an example of which is attached hereto as Schedule 2. The Customer authorizes Lending Agent to enter into Securities Loan Agreements with Borrowers as may be selected by Lending Agent. Each Securities Loan Agreement shall have such terms and conditions as Lending Agent may negotiate with the Borrower. Lending Agent shall use reasonable efforts to negotiate Securities Loan Agreements not materially adverse to the Customer from Schedule 2. The Customer acknowledges and agrees that the non-material provisions of the Securities Loan Agreement with any Borrower may differ from the Securities Loan Agreement attached hereto as a result of the customary negotiation process between Lending Agent and Borrower. No Loan shall be initiated that would result in the spread between the interest rate earned on the investment of Cash Collateral and the rebate rate paid to Borrower being, on the day that the Loan is made, less than five (5) basis points. The Customer specifically authorizes Lending Agent to agree to a provision in the Securities Loan Agreement which submits the Customer to either the exclusive or non-exclusive jurisdiction of any United States federal or New York state court sitting in the borough of Manhattan in New' York City, and any appellate court from any such court, solely for the purpose of any suit, action or proceeding brought to enforce its obligations hereunder or relating in any way to the Securities Loan Agreement or any transaction hereunder. The Customer also specifically authorizes Lending Agent to agree to a provision in the Securities Loan Agreement with all or some of the additional remedies afforded to the non-defaulting party under Section 6 of Schedule B of the Securities Loan Agreement (attached to this Agreement as Schedule 2) or to omit the additional remedies provision in its entirety.

(b)	Master Repurchase Agreement. The customer authorizes Lending Agent to enter into repurchase transactions with counterparties (“Seller”) in accordance with Section 8 hereto. Each repurchase transaction shall be made pursuant to a written agreement between Lending Agent, as agent for the Customer, and the Seller (“Repurchase Agreement”) substantially in industry standard form, an example of which is attached hereto as Schedule 3. The Customer authorizes Lending Agent to enter into Repurchase Agreement with Sellers as may be selected by Lending Agent. Each Repurchase Agreement shall have such terms and conditions as Lending Agent may negotiate with the Sellers. Lending Agent shall use reasonable efforts to negotiate Repurchase Agreement not materially adverse to the Customer from Schedule 3. The Customer acknowledges and agrees that the non-material provisions of the Repurchase Agreement with any Seller may differ from the Repurchase Agreements attached hereto as a result of the customary negotiation process between Lending Agent and Seller. The Customer specifically authorizes Lending Agent to agree to a provision in the Master Repurchase Agreement which submits the Customer to either the exclusive or non-exclusive jurisdiction of any United States federal or New York state court sitting in the borough of Manhattan in New York City, and any appellate court from any such court, solely for the purpose of any suit, action or proceeding brought to enforce its obligations hereunder or relating in any way to the Securities Loan Agreement or any transaction hereunder.

(c)	Tri-Party Repo Agreement. Lending Agent is hereby further authorized to enter as agent on behalf of the Customer a custodial undertaking (“Tri-party Repo Agreement”) with the Borrowers and third party custodial banks such as The Bank of New York Mellon (“BoNY”) and JPMorgan Chase Bank, NA (“JPM”) (including their respective successors) (each a “Third Party Custodial Bank”) for purposes of administering the repurchase transactions set forth Section 8 hereto. Attached hereto as Schedule 4 and Schedule 5 is a form of BoNY’s Tri-party Repo Agreement and JPM’s Tri-party Repo Agreement, respectively. Lending Agent shall use reasonable efforts to negotiate Tri-party Repo Agreement not materially adverse to Customer from Schedule 4 or Schedule 5. The Customer acknowledges and agrees that the non-material provisions of the Triparty Repo Agreement may differ from the Tri-party Repo Agreements attached hereto as a result of the customary negotiation process between Lending Agent, Borrowers and the Third Party Custodial Banks. Customer acknowledges that pursuant to the Tri-party Repo Agreements it may be obligated to indemnify the Third Party Custodial Bank for any losses or damages such Third Party Custodial Bank may incur in connection with it providing the services set forth in the Tri- Party Repo Agreement. Notwithstanding anything contained herein, Lending Agent accepts no liability for the performance of the Third Party Custodial Bank and has no obligation to indemnify such Third Party Custodial Bank or the Customer for any losses incurred by the Third Party Custodial Bank.

(d)	Other Documentation. The Customer further authorizes Lending Agent to execute on Customer’s behalf such other agreements and documents as may be necessary or appropriate to carry out the purposes of this Agreement.

(e)	Amendments. The Customer shall not take any action, amend, alter or affect its rights under any Securities Loan Agreement, Repurchase Agreement, Tri-party Repo Agreement or any Loan or repurchase transaction, except through Lending Agent, unless otherwise agreed.

3. Securities to be Loaned.

All of the Customer’s securities in the accounts listed on Schedule 6 hereto shall be subject to this Program and constitute Securities hereunder. Lending Agent shall have no authority or responsibility for determining whether any of the Customer’s securities in the accounts listed should be excluded from this Program.

The Customer authorizes and empowers Lending Agent to Loan the Securities. Lending Agent is entitled to conclusively rely on the Customer’s authority to cause Securities to be lent pursuant hereto, and Lending Agent is further entitled to conclusively rely on any instructions or notices reasonably believed by it to have been given or made by or on behalf of the Customer in connection with the transactions contemplated hereby.

4. Borrowers.

The Customer hereby authorizes Lending Agent to effect Loans of Securities with any person on the Customer’s approved list of Borrowers. A list of Borrowers which have been approved by Customer, as of the date hereof is attached hereto as Schedule 7. Schedule 7 may be revised from time to time by the Lending Agent (i) to remove Borrowers; or (ii) to add Borrowers. Lending Agent will provide to the Customer fifteen (15) days prior written notice of any additional Borrower. If no objection to the new Borrower(s) is received by Lending Agent from the Customer on the expiration of such notice, the additional Borrower(s) will be deemed accepted by the Customer. The Customer may, with written notice to Lending Agent, provide limits on the maximum amount to be lent to any specific Borrower or restrict any new Loans to, or recall (including via reallocations) any or all outstanding Loans to, any Borrower at any time in such Customer’s sole discretion.

In the event of such recall, or if this Agreement is terminated by Customer or Lending Agent pursuant to Section 14 hereto, or if there is a change in the Customer’s investment guidelines set forth on Schedule 10 hereto (the “Investment Guidelines”) or for any such other reason as determined by Lending Agent, and, as a result, Lending Agent terminates a term loan prior to maturation, the Customer will pay any and all penalties fees arising from such early termination.

Lending Agent is hereby authorized to negotiate with Borrower the loan premium or loan rebate or other fees to be received from or payable to the Borrower in respect of each Loan of Securities. Lending Agent is authorized to pay or cause to be paid on the Customer’s behalf any such loan rebate or other fees payable to the Borrower in accordance with Section 2 hereto.

5. Loans of Securities.

Subject to Sections 2, 3 and 4 of this Agreement, Lending Agent shall be responsible for determining whether any Loans shall be made and for negotiating and establishing the terms of each such Loan. Lending Agent shall have the authority to terminate any Loan in its discretion, at any time and without prior notice to the Customer. In the event of a default by a Borrower on any Loan (within the meaning of the applicable Securities Loan Agreement), Lending Agent is authorized to act in any manner it reasonably deems appropriate, subject, however, to the standard of care required under Section 11 of this Agreement. Upon notice to Lending Agent, the Customer has the right to direct Lending Agent to initiate action to terminate any Loan made under this Agreement and any Securities Loan Agreement. The Customer acknowledges that in order for Lending Agent to terminate the Loan, the Collateral must be available to return to the Borrower. If there is insufficient cash Collateral in the Custody Account as a result of reinvestment pursuant to Section 8 hereto or otherwise, Lending Agent, in its sole discretion, may not terminate the Loan.

The Customer also acknowledges that, under the applicable Securities Loan Agreements, the Borrowers will not be required to return Loaned Securities immediately upon receipt of notice from Lending Agent terminating the applicable Loan, but instead will be required to return such Loaned Securities within such period of time following such notice as is specified in the applicable Securities Loan Agreement and in no event later than the end of the customary settlement period. Upon receiving a notice from the Customer that Securities which have been loaned to a Borrower should no longer be considered Securities (whether because of the sale of such securities or otherwise), Lending Agent shall notify the Borrower which has borrowed such Securities that the Loan of such Securities is terminated and that such Securities are to be returned within the time specified by the applicable Securities Loan Agreement and in no event later than the end of the customary settlement period.

Lending Agent does not give any assurance as to the economic result of any Securities Loan. Except as set forth in Section 13 herein, the Customer, as principal bears all risks of loss and liability under each Securities Loan made in accordance with the terms of this Agreement. Lending Agent shall be responsible for the performance of only such duties as are set forth in this Agreement.

6. Distributions on and Voting Rights with Respect to Loaned Securities.

Except as provided herein, all substitute interest, dividends, and other distributions paid with respect to Loaned Securities shall be credited to the Customer’s Custody Account on the date such amounts arc delivered by the Borrower to the Custody Account. Any non-cash distribution on Loaned Securities which is in the nature of a stock split or a stock dividend shall be added to the Loan (and shall be considered to constitute Loaned Securities) as of the date such non-cash distribution is paid by the issuer; provided that the Customer may, by giving Lending Agent ten (10) Business Days’ written notice prior to the date of such non-cash distribution, direct Lending Agent to request that the Borrower deliver such non-cash distribution to Customer, pursuant to the applicable Securities Loan Agreement, in which case Lending Agent shall credit such non-cash distribution to the Custody Account on the date it is delivered to Customer.

The Customer acknowledges that it will not be entitled to participate in any dividend reinvestment program or to vote with respect to Securities that are on loan on the applicable record date for such Securities. During the term of the Loan, Lending Agent may permit the Loaned Securities to be transferred into the name of and voted by the Borrower or others in accordance with terms and conditions of the Securities Loan Agreement.

The Customer also acknowledges that any payments of distributions from Borrower to the Customer are in substitution for the interest or dividend accrued or paid in respect of Loaned Securities and that the tax and accounting treatment of such payment may differ from the tax and accounting treatment of such interest or dividend.

If an installment, call or rights issue becomes payable on or in respect of any Loaned Securities, Lending Agent shall use all reasonable endeavors to ensure that any timely instructions from the Customer are complied with, but Lending Agent shall not be required to make any payment unless the Customer has first provided Lending Agent with the funds to make such payment.

The Customer further acknowledges and agrees that the Customer will be required to accept cash in lieu of fractional shares in all instances in which an issuer does not issue fractional shares.

7. Collateral.

(a)	Segregation. All non-cash Collateral received from Borrowers on behalf of the Customer and held by Lending Agent or a Third Party Custodial Bank, shall, by appropriate identification on the books and records of Lending Agent, be segregated at all times for the benefit of the Customer and, absent a default by the Borrower, shall not be rehypothecated (provided, however, that if Borrower delivers Collateral through a clearing organization, Customer acknowledges that such Collateral shall be subject to the rules of such clearing organization).

(b)	Receipt of Collateral. Concurrently with or prior to the delivery of the Loaned Securities to the Borrower under any Loan, Lending Agent shall receive from the Borrower Collateral in any of the forms listed on the Collateral Schedule attached hereto as Schedule 8. Said Collateral Schedule may be amended as the parties may agree to in writing from time to time. All investments of cash Collateral made in accordance with this Agreement shall be for the account and at the risk of the Customer.

(c)	Marking to Market.

Pursuant to the terms of the applicable Securities Loan Agreement, Lending Agent shall, in accordance with Lending Agent’s reasonable and customary practices, mark Loaned Securities and Collateral for each Loan to their Market Value each Business Day based upon the Market Value of the Collateral and the Loaned Securities at the close of business on such Business Day employing the most recently available pricing information.

If at the close of trading on any Business Day, the Market Value of the Collateral previously delivered by the Borrower and held in connection with Loans of the Customer’s securities is less than the Minimum Percentage (defined below) of the Market Value of such Loaned Securities as of such Business Day, Lending Agent shall demand that the Borrower deliver an amount of additional Collateral by the close of the next Business Day sufficient to cause the Market Value of all Collateral delivered in connection with such Loan to equal or exceed the Required Percentage of the Market Value of such Loaned Securities, including accrued interest. Notwithstanding the foregoing, for Collateral held in connection with loans of foreign Securities, it is understood and agreed that certain standard industry practices may from time-to-time preclude Lending Agent from obtaining additional Collateral by close of the next Business Day unless the Market Value of the Collateral previously delivered by the Borrower is less than 100% of the Market Value of such Loaned Securities, including accrued interest.

For purpose hereof, the term “Market Value” of cash Collateral means the value of any cash Collateral or additional cash Collateral as of the time of receipt thereof by Lending Agent from the Borrower, unadjusted for any subsequent increases or decreases in value as a result of any investment thereof by Lending Agent pursuant to Section 8 below.

For purposes hereof, “Minimum Percentage” shall mean (i) percentages set forth in the Margin Requirements attached hereto as Schedule 9 and (ii) such other percentage(s) as may be otherwise mutually agreed in writing from time to time.

(d)	Return of Collateral. The Collateral shall be returned to Borrower at the termination of the Loan upon the return of the Loaned Securities by Borrower to the Customer.

(e)	Limitations. The Customer agrees it assumes all investment risk associated with its investment of cash Collateral, including without limitation interest rate, market, credit and liquidity risk associated with any investments purchased or entered into directly or indirectly with cash Collateral. Lending Agent shall not be liable for any market or investment risk of loss with respect to any deposit or investment except to the extent such market or investment risk of loss results directly from Lending Agent’s failure to perform its duty, in accordance with the standard of care set forth in Section 11(a). If, other than as a result of the foregoing exception, the value of the cash Collateral so invested is insufficient to return any and all other amounts due to such Borrower pursuant to the Securities Loan Agreement, the Customer shall be responsible for such shortfall as set forth in Section 8. Notwithstanding anything to the contrary, Lending Agent has no responsibility or liability whatsoever for investments made in accordance with the Investment Guidelines provided by the Customer.

8. Investment of Cash Collateral and Compensation.

(a)	The Customer hereby appoints Lending Agent as cash agent to invest cash Collateral, on behalf of the Customer, in investments in accordance with the Investment Guidelines, copies of which are attached hereto as Schedule 10. as may be amended from time to time. With the prior written approval of the Customer, Lending Agent may engage a third party (that may be an affiliate of Lending Agent) to assist in the investment of the cash collateral. The Customer hereby authorizes and instructs Lending Agent to deposit all cash Collateral in a Custody Account(s) that the Customer agrees to have established with Custodian pursuant to a separate Custody Agreement between the Customer and Custodian, solely for the purpose of investment of Collateral under this Agreement (the “Custody Account”). The Customer hereby authorizes and instructs Lending Agent to invest, on the Customer’s behalf and at the Customer’s sole risk, all cash Collateral (including money received with respect to the investment of the same, or upon the maturity, sale, or liquidation of any such investments) deposited in the Custody Account in eligible investments listed on Schedule 10. All decisions with respect to the investment and reinvestment of cash Collateral will be in the parameters approved by the Customer and neither Lending Agent nor any subagent shall be liable for any such decisions of the Customer. Lending Agent does not assume any market or investment risk of loss associated with any investment, including any cash Collateral investment vehicle designated on Schedule 10. The determination of whether a particular investment is within the Investment Guidelines of Schedule 10 shall be made as of the date of purchase of such investment.

(b)	The Customer agrees that any claim or objection by the Customer that a particular investment is not within the Investment Guidelines of Schedule 10 must be made in writing to Lending Agent within ninety (90) days of the day of purchase or such claim or objection shall be deemed waived by the Customer.

(c)	The Customer authorizes and directs Lending Agent, as sole agent hereunder, to deposit and withdraw cash Collateral on behalf of the Customer in respect of the Custody Account, for purposes of satisfaction of any of the Customer’s obligations under this Agreement and the Securities Loan Agreements. The Customer hereby agrees that (i) it will not withdraw its authorization of Lending Agent under this provision or direct or otherwise cause cash to be withdrawn from the Custody Account, and (ii) it will not modify the Custody Account or direct that the cash Collateral be deposited or invested in any account other than the Custody Account.

(d)	The Customer acknowledges that interests in any mutual funds, securities lending trusts and other collective investment funds, to which Lending Agent or any Lending Agent Affiliates provide services are not guaranteed or insured by Lending Agent or any Lending Agent Affiliate or by the Federal Deposit Insurance Corporation or any government agency.

(e)	In the event the net income generated by the investment of cash Collateral made pursuant to this Section 8 does not equal or exceed the rebate amount due the Borrower (for the use of cash Collateral) in accordance with the agreement between Borrower and Lending Agent (the “Rebate Fee”), the Customer shall be responsible for the payment in full when due of the difference between the net income generated and the Rebate Fee due to the Borrower, subject, however, to any liability of Lending Agent under Section 7(e), and Lending Agent may offset such amount owed by the Customer against future earnings to the Customer hereunder and/or, debit the Custody Account accordingly.

(f)	The Customer shall be solely responsible for any and all other amounts due to Borrower, Sellers and Tri-Party Custodial Banks pursuant to this Agreement, the Securities Loan Agreement, the Repurchase Agreement and/or the Tri-Party Repo Agreement. The Customer hereby authorizes Lending Agent to debit the Custody Account accordingly. The Customer further authorizes Lending Agent to debit the Custody Account for rebates due to the Borrower, fees owed to Lending Agent and any other charges, expenses or fees owed by the Customer pursuant to this Agreement. In the event debits to the Custody Account produce a deficit therein, Lending Agent shall sell or otherwise liquidate investments made with cash Collateral and credit the net proceeds of such sale or liquidation to satisfy the deficit.

(g)	The Customer agrees and acknowledges that Lending Agent has no obligation under this Agreement to advance any funds or extend credit or overdraft to the Customer for obligations owed by Customer hereunder or under the Securities Loan Agreement, Repurchase Agreement, or Tri-party Repo Agreement. Notwithstanding the foregoing, the Customer further agrees that if Lending Agent does advance any such funds, the Customer shall reimburse Lending Agent for any and all funds advanced by Lending Agent on behalf of the Customer as a consequence of the Customer’s obligations hereunder or under any Securities Loan Agreement, including the Customer’s obligation to return cash Collateral to the Borrower and to pay any fees due the Borrower as provided in Section 7 hereof or this Section 8.

(h)	The Customer agrees that Lending Agent has no obligation to provide (and has not provided) any advice to the Customer concerning the Investment Guidelines contained in Schedule 10 or to remind the Customer to update, amend or in any way change its Investment Guidelines or any investment made pursuant thereto.

9. Fee Disclosure.

In exchange for the services provided by Lending Agent to Customer, the Customer agrees to pay Lending Agent the fees set forth on the Fee Schedule attached hereto as Schedule 1. as amended from time to time upon the written agreement of the parties.

10. Recordkeeping and Reports.

Lending Agent will establish and maintain such records as are reasonably necessary to account for Loans that are made and the income derived therefrom. Lending Agent shall prepare and maintain loan records by account. Absent manifest error, Lending Agent’s records shall be presumed to reflect accurately any instructions, directions or other communications, regardless of how communicated, sent or delivered, from any Authorized Representative. On each Business Day, Lending Agent will make available to the Customer a statement describing the Loans made, the income derived from the Loans, and the investments made, during the period covered by such statement. Each party to this Agreement shall comply with the reasonable requests of the other for information necessary to the requester’s performance of its duties in connection with this Program.

The Customer agrees to carefully read all statements and reports provided by Lending Agent and notify Lending Agent of any discrepancies or errors immediately. The Customer agrees that it is responsible for monitoring its assets in the Program to ensure that they are invested in a manner intended.

Lending Agent represents and warrants that it conducts formal annual credit reviews for all borrowers listed on its schedule of approved Borrowers in accordance with the policies and procedures Lending Agent has in place for such review from time to time.

11. Standard of Care and Indemnification.

(a)	Lending Agent shall use reasonable care in the performance of its duties hereunder consistent with that exercised by banks generally in the performance of duties arising from acting as agent for clients in securities lending transactions, investment of cash Collateral transactions, and repurchase transactions (as appropriate), but under no circumstances shall Lending Agent’s standard of care be less than the duty of care owed by a directed agent or discretionary agent, as applicable, to its principal under similar facts and circumstances under applicable agency law. Notwithstanding the foregoing, Lending Agent shall not be liable to the Customer or any other person for any action taken or omitted to be taken by Lending Agent in connection with this Agreement in the absence of gross negligence or willful misconduct on the part of Lending Agent. Lending Agent shall be entitled to act, and shall have no liability for acting, in accordance with the terms of this Agreement and upon instructions, notice, request, consent, certificate or other instrument or paper believed by it to be genuine and to have been properly executed by or on behalf of the Customer.

(b)	The Customer shall indemnify Lending Agent and hold Lending Agent harmless from any loss or liability (including without limitation, the reasonable fees and disbursements of counsel) incurred by Lending Agent in rendering services hereunder or in connection with any breach of the terms of this Agreement by the Customer, provided however, that this indemnification shall not apply to the extent that such loss or liability are due to Lending Agent’s gross negligence or willful misconduct. Nothing in this Section shall derogate from the indemnities provided by Lending Agent in Section 13. This right of indemnification shall survive the termination of any Securities Loan Agreement or this Agreement.

(c)	Without limiting the generality of the foregoing, but subject to the requirements of applicable law, including without limitation ERISA, the Customer agrees: (i) that Lending Agent shall not be responsible for any statements, representations or warranties which any Borrower makes in connection with any Loans hereunder, or for the performance by any Borrower of the terms of a Loan or any agreement related thereto, subject to Section 13 hereof; (ii) that Lending Agent shall be fully protected in acting in accordance with the oral or written instructions of any person reasonably believed by Lending Agent to be authorized to execute this Agreement on behalf of the Customer (an “Authorized Representative”); (iii) that in the event of a default by a Borrower with respect to a Loan, Lending Agent shall be fully protected in acting in its sole discretion in a manner it in good faith deems appropriate, subject to Lending Agent’s standard of care and obligations hereunder; and (iv) that the records of Lending Agent shall be presumed (in the absence of evidence to the contrary) to reflect accurately any oral instructions given by an Authorized Representative or a person reasonably believed by Lending Agent to be an Authorized Representative.

(d)	Notwithstanding any express provision to the contrary herein, no party shall be liable for any indirect, consequential, incidental, special or exemplary damages, even if such party has been apprised of the likelihood of such damages occurring.

(e)	Lending Agent, in determining the Market Value of securities, including without limitation, Collateral, may rely upon any recognized pricing service and shall not be liable for any errors made by such service.

(f)	Lending Agent shall have no obligation hereunder for any losses which are sustained or incurred by reason of any action or inaction by any exchange rate quotation service, depository, clearing house, custodian, broker or dealer, EquiLend, DTCC, Sungard, Markit or a collateral agent or their respective agents, successors, nominees or assigns) or any failure to perform any obligation due to matters beyond the Lending Agent’s control.

(g)	Lending Agent shall have no duties other than those specified herein, and nothing herein shall require Lending Agent to expend its own funds in any situation where Customer or Customer’s underlying client is unable to satisfy any payment obligation to a Borrower.

12. Representations and Warranties.

(a)	Each party hereto represents and warrants that (i) it has and will have the legal right, power and authority to execute and deliver this Agreement, to enter into the transactions contemplated hereby, and to perform its obligations hereunder; (ii) it has taken all necessary action to authorize such execution, delivery, and performance; (iii) this Agreement constitutes a legal, valid, and binding obligation enforceable against it; and (iv) the execution, delivery, and performance by it of this Agreement will at all times comply with all applicable laws and regulations.

(b)	The Customer represents on a continuing basis that

i.	the lending of Securities pursuant hereto has been duly authorized by all necessary actions of the Customer (and if applicable, of each of its clients whose Securities are intended to be the subject of any Loan hereunder) and will not at the time of the making of any loan of Securities violate any law, regulation, charter, by-law or other instrument, restrictions or provisions applicable to the Customer.

ii.	it has a legal right to transfer the Loaned Securities and each Loan effected on behalf of the Customer shall constitute the legal, valid, binding and enforceable obligation of the Customer.

iii.	it has the power to authorize, and has authorized, Lending Agent to execute and deliver the Securities Lending Agreement, Repurchase Agreement, and Tri-Party Repo Agreement on the Customer’s behalf.

iv.	it has determined that any eligible investments for cash Collateral listed on Schedule 10 hereto, are now, and will continue to be, acceptable and appropriate investment vehicles, investments and policies for the investment of cash Collateral under this Agreement.

v.	it has made its own determination as to the tax and accounting treatment of any dividends, remuneration or other funds received hereunder including without limitation the tax and accounting treatment of the Custody Account and that the Customer will be solely responsible for any tax and/or reporting obligations regarding the Custody Account, as applicable.

vi.	it is the legal and beneficial owner of (or exercises complete investment discretion over) all Securities free and clear of all liens, claims, security interests and encumbrances and no such security has been sold, and that it is entitled to receive all distributions made by the issuer with respect to Loaned Securities.

vii.	the representations contained in the Securities Loan Agreements, Repurchase Agreements and Tri-party Repo Agreements attached hereto as Schedules 2, 3, 4 and 5 respectively are true and correct.

viii.	it will, or will cause its representatives to, promptly notify Lending Agent orally and by written notice, of the relevant details of any corporate actions, private consent offers/agreements and/or any other off-market arrangements that may require the recall and/or restriction of a Security from lending activity. Such written notice shall be delivered sufficiently in advance so as to: (a) provide Lending Agent with reasonable time to notify Borrowers of any instructions necessary to comply with the terms of the corporate actions, private consent offers/agreements and/or other off-market arrangements, and (b) provide such Borrowers with reasonable time to comply with such instructions.

ix.	It has independently developed its Investment Guidelines and has not relied, and will not rely, at any time upon the advice of Lending Agent in developing the Investment Guidelines or evaluating the appropriateness of the Investment Guidelines.

x.	its policies and objectives generally permit it to engage in securities lending transactions; its participation in the Program has been approved by a majority of the directors or trustees which directors and trustees are not “interested persons” within the meaning of section 2(a)(19) of the Investment Company Act of 1940, as amended (the “40 Act”) and such directors or trustees will, with information or personnel supplied by Lending Agent where reasonably requested by the Customer, evaluate the Program no less frequently than annually to determine that the investment of cash is in the Customer’s best interest; and its prospectus provides appropriate disclosure concerning its securities lending activity.

xi.	unless the Customer executes the ERISA Addendum, it is not and will not be subject to the Employee Retirement Income Security Act of 1974, as amended (“ERISA”) or Section 4975 of the Internal Revenue Code of 1986, as amended (the “Code”) with respect to this Agreement and the Securities; and agrees that it qualifies as an “accredited investor” within the meaning of Rule 501 of Regulation D under the Securities Act of 1933, as amended; and that the taxpayer identification number(s) and corresponding tax year-end are as set forth on Schedule 11 attached hereto.

xii.	If the Customer is a governmental plan (as defined in Section 3(33) of ERISA) or other type of plan or arrangement (or an entity considered to hold plan assets of such a governmental plan or other plan or arrangement), the entering into and performance of each Loan of Securities will not constitute or result in a violation of any law, regulation, charter, by-law, court order, the provisions of any constituent document (including any trust agreement or any investment guidelines or policies) or any other instrument, restrictions or provisions applicable to the Customer (regardless of whether any such provisions or restrictions are similar to those found in Title I of ERISA or Section 4975 of the Code).

xiii.	it is (a) a “qualified investor” within the meaning of Section 3(a)(54)(A) of the Securities Exchange Act of 1934, as amended; or (b) an employee benefit plan that owns and invests on a discretionary basis not less than US $25,000,000 in investments, and

xiv.	None of the Securities consist of “restricted securities” within the meaning of Rule 144 under the Securities Exchange Act of 1933, as amended.

The Customer agrees to notify Lending Agent immediately if any of the above representations can no longer be made.

13. Borrower Default Indemnification.

(a)	If at the time of a Default by a Borrower with respect to a Loan (within the meaning of the applicable Securities Loan Agreement) (“Borrower Default Date”), some or all of the Loaned Securities under such Loan have not been returned by the Borrower, and subject to the terms of this Agreement, Lending Agent shall indemnify the Customer against the failure of the Borrower as follows. The Customer shall deliver, or make available, to the Lending Agent within two (2) Business Days of Borrower Default Date the Collateral with respect to such Loan. Lending Agent shall purchase a number of Replacement Securities equal to the number of such unretumed Loaned Securities, to the extent that such Replacement Securities are available in the open market. Such Replacement Securities shall be purchased by applying the proceeds of the Collateral with respect to such Loan to the purchase of such Replacement Securities. In the case of non-cash Collateral, Lending Agent may liquidate such non-cash Collateral to obtain proceeds necessary to purchase the Replacement Securities. Subject to Lending Agent’s and the Customer’s obligations pursuant to Section 7 hereof, if and to the extent that such proceeds are insufficient, the purchase of such Replacement Securities shall be made at Lending Agent’s expense.

(b)	If Lending Agent is unable to purchase Replacement Securities pursuant to Section 13(a) hereof, or if Lending Agent, in its sole discretion, determines that the Replacement Securities are not available for purchase at a commercially reasonable price, Lending Agent shall credit to the Custody Account an amount equal to the Market Value of the unretumed Loaned Securities for which Replacement Securities are not so purchased, determined as of (i) the last day the Borrower met margin calls issued by Lending Agent; or (ii) the next Business Day following the day referred to in (i) above, if higher.

(c)	In addition to making the purchases or credits required by Sections 13(a) and (b) hereof, Lending Agent shall credit to the Custody Account the value of all distributions on the Loaned Securities (not otherwise credited to the Custody Accounts with Lending Agent), for record dates which occur before the date that Lending Agent purchases Replacement Securities pursuant to Section 13(a) or credits the Custody Account pursuant to Section 13(b).

(d)	Any credits required under Sections 13(b) and (c) hereof shall be made by application of the proceeds of the Collateral, if any, that remains after the purchase of Replacement Securities pursuant to Section 13(a). If and to the extent that the Collateral is unavailable or the value of the proceeds of the remaining Collateral is less than the value of the sum of the credits required to be made under Sections 13(b) and (c), such credits shall be made at Lending Agent’s expense provided Lending Agent shall have no obligation to indemnify hereunder if the Collateral is not returned to Lending Agent for any reason whatsoever.

(e)	If the Collateral is delivered, or made available, to Lending Agent more than two (2) Business Days after the Borrower Default Date, then Lending Agent, at its sole discretion, may credit to the Custody Account an amount equal to the Market Value of the unretumed Loaned Securities for which Replacement Securities are not so purchased, determined as of (i) the last day the Borrower met margin calls issued by Lending Agent; or (ii) the next Business Day following the day referred to in (i) above, if higher. If after application of Sections 13 (a) through (d) hereof, additional Collateral remains or any previously unavailable Collateral becomes available or any additional amounts owed by the Borrower with respect to such Loan are received from the Borrower, Lending Agent shall apply the proceeds of such Collateral or such additional amounts first to reimburse itself for any amounts expended by Lending Agent pursuant to Sections 13 (a) through (d) above, and then to credit to the Custody Account all other amounts owed by the Borrower to the Customer with respect to such Loan under the applicable Securities Loan Agreement. For avoidance of doubt, in the event Lending Agent does not provide any indemnification to Lender as described in Section 13 herein, then if additional Collateral becomes available, the proceeds of such Collateral shall be credited to Custody Account.

(f)	In the event that Lending Agent is required to make any payment and/or incur any loss or expense under this Section, Lending Agent shall, to the extent of such payment, loss, or expense, be subrogated to, and succeed to, all of the rights of the Customer against the Borrower under the applicable Securities Loan Agreement.

(g)	Notwithstanding anything to the contrary in this Section 13, but subject to Section 7(e) herein, the Customer agrees that Lending Agent shall not have any obligation to indemnify the Customer under this Section 13 to the extent the proceeds of the Collateral are insufficient or the Collateral is unavailable and such insufficiency or unavailability arises from the investment of cash Collateral.

(h)	The provisions of this Section 13 shall survive any termination of this Agreement.

(i)	The parties agree that this Section 13 is not the sole or exclusive remedy available to the Customer upon the occurrence of an event of Default of a Borrower within the meaning of a Securities Loan Agreement.

14. Termination.

(a)	It is the intention of the parties hereto that this Agreement shall constitute a continuing agreement in every respect and shall apply to each and every Loan, whether now existing or hereafter made.

(b)	Lending Agent may terminate this Agreement immediately in the event (i) of any breach by the Customer of this Agreement, (ii) where the Customer becomes the subject of voluntary liquidation, recovery, reorganization (other than solvent reorganization) or bankruptcy proceedings, or legal granting of a moratorium, or arrangement with creditors, the nomination of a legal or ad hoc administrator, or any equivalent proceedings or (iii) Lending Agent in its sole discretion elects to no longer offer agency lending services to its customers in the United States.

(c)	The Customer and Lending Agent may each at any time terminate this Agreement upon thirty (30) Business Days’ written notice to the other to that effect. The only effects of any such termination of this Agreement will be that (a) following such termination, no further Loans shall be made hereunder by Lending Agent on behalf of the Customer, and (b) Lending Agent shall, within a reasonable time after notice of termination of this Agreement, terminate all outstanding Loans and liquidate all investments provided the Customer provides Lending Agent any information, consents or funds requested by Lending Agent in order to effect such termination and liquidation. The provisions hereof shall continue in full force and effect in all other respects until all Loans have been terminated and all obligations satisfied as herein provided.

Except as expressly agreed to in Section 7(e) of this Agreement, Lending Agent does not assume any market or investment risk of loss associated with the termination of, suspension of, reduction or change in, Customer’s participation in this Program (including but not limited to changes in Customer’s Investment Guidelines) and the corresponding liquidation of cash Collateral investments.

15. Non-Exclusive Securities [vending Program.

The Customer acknowledges that Lending Agent administers securities lending programs for other clients of Lending Agent. Lending Agent will allocate securities lending opportunities among its clients, using reasonable and equitable methods established by Lending Agent from time to time as it deems appropriate and otherwise in accordance with applicable law and regulation. Lending Agent does not represent or warrant that any amount or percentage of the Customer’s Securities will in fact be loaned to Borrowers. The Customer agrees that, provided Lending Agent allocates lending opportunities as provided in the previous sentence, it shall have no claim against Lending Agent and Lending Agent shall have no liability arising from, based on, or relating to, loans made for other clients, or loan opportunities refused hereunder, whether or not Lending Agent has made fewer or more loans for any other client, and whether or not any loan for another client, or the opportunity refused, could have resulted in Loans made under this Agreement.

The Customer agrees that Lending Agent or a Lending Agent Affiliate may have an investment banking, brokerage, fiduciary or other relationship with a Borrower, any affiliate of a Borrower, or any other party for whom Lending Agent lends securities as agent, and Lending Agent or Lending Agent Affiliate may in the course of business take action with respect to extensions of credit and other arrangements with any Borrower or its affiliate which could affect the other creditors of such Borrower or its affiliate, including the Customer. The Customer acknowledges that Lending Agent shall be under no obligation to disclose any information it may have concerning any Borrower to the Customer and that Lending Agent makes no representation as to the creditworthiness of any Borrower.

The Customer grants Lending Agent the authority set forth in this Agreement notwithstanding the Customer’s awareness that Lending Agent, in its individual capacity or acting as a fiduciary capacity for accounts, may have transactions with the same institutions to which Lending Agent may be lending Securities of the Customer or any of its clients, which transactions may give rise to potential conflict of interest situations.

The Customer agrees that Lending Agent or a Lending Agent Affiliate may have an investment banking, brokerage, fiduciary or other relationship with a Seller, any affiliate of a Seller, or any other party for whom Lending Agent repurchases securities as agent, and Lending Agent or Lending Agent Affiliate may in the course of business take action with respect to investing in securities and other arrangements with any Seller or its affiliate which could affect the other creditors of such Seller or its affiliate, including the Customer. The Customer acknowledges that Lending Agent shall be under no obligation to disclose any information it may have concerning any Seller to the Customer and that Lending Agent makes no representation as to the creditworthiness of any Seller.

The Customer further agrees and understands that certain Lending Agent Affiliates may act as Borrower(s) in the Program. Unless the Customer specifically notifies the Lending Agent not to lend to such Lending Agent Affiliate, the Customer hereby acknowledges and agrees that Lending Agent is permitted to lend to such Borrowers.

The Customer further acknowledges and agrees that Lending Agent Affiliates may take positions with respect to the investments which may be contrary to the positions taken by Lending Agent hereto.

16. Notices.

All notices, requests, demands or other communications in connection with this Agreement shall be deemed to have been given or made when received by the party to whom directed. Except as otherwise specifically provided herein, notices under this Agreement shall be in writing and directed to if to Lending Agent:

BNP Paribas New York Branch as Agent for disclosed Principals

51 West 52nd Street, 36,h Floor

New York, NY 10019

Attention: Securities Lending - Lance Wargo

with a copy to:

BNP Paribas New York Branch as Agent for disclosed Principals

787 Seventh Ave, 37th Floor

New York, NY 10019

Attention: Legal Department

if to Customer:

Cornerstone Funds

c/o SEI Investments

1 Freedom Valley Drive

Oaks, PA 19456

or to such other addresses as either party may furnish the other party by unrevoked written notice under this Section 16.

17. Securities Investors Protection Act of 1970 Notice.

THE CUSTOMER IS HEREBY ADVISED AND ACKNOWLEDGES THAT THE PROVISIONS OF THE SECURITIES INVESTOR PROTECTION ACT OF 1970 MAY NOT PROTECT THE CUSTOMER WITH RESPECT TO THE LOAN OF SECURITIES HEREUNDER AND THAT, THEREFORE, THE COLLATERAL DELIVERED TO THE CUSTOMER MAY CONSTITUTE THE ONLY SOURCE OF SATISFACTION OF THE BORROWER’S OBLIGATION IN THE EVENT THE BORROWER FAILS TO RETURN THE SECURITIES.

18. Authorized Representatives.

The Customer authorizes Lending Agent to accept and to act on any instructions or other communications, regardless of how sent or delivered, from any Authorized Representative. The Customer shall be fully responsible for all acts of any Authorized Representative, even if that person exceeds his or her authority, and in no event shall Lending Agent be liable to a Customer or any other third party for any losses or damages arising out of or relating to any act Lending Agent takes or fails to take in connection with any such instructions or other communications.

19. Agents.

Lending Agent may use agents, including but not limited to, such regulated clearing agents, securities depositaries, nominees, sub-custodians, third party custodians and Lending Agent Affiliates, as Lending Agent deems appropriate to carry out its duties under this Agreement. To the extent Lending Agent Affiliates act as Lending Agent’s agent hereunder, Lending Agent agrees to be responsible for the acts and omissions of such Lending Agent Affiliates as though performed by Lending Agent directly. The Customer agrees that Lending Agent’s sole liability for the acts or omissions of any other agent shall be limited to liability arising from Lending Agent’s failure to use reasonable care in the selection and performance monitoring of such agent. The Customer hereby grants its consent to provide information regarding the Customer’s Loans and Investments to such agents for purposes of providing services hereunder. The Customer hereby grants to Lending Agent a non-exclusive, royalty-free, license to transmit, communicate, post, display, distribute and use any customer data or information received by Lending Agent from the Customer in connection with Lending Agent’s performance of the services hereunder. For avoidance of doubt, such license shall permit Lending Agent to grant to any third party vendors the right to use such customer data and information in connection with the Program.

20. Force Majeure.

Lending Agent shall not be responsible for any losses, costs or damages suffered by the Customer resulting directly or indirectly from war, riot, revolution, terrorism, acts of government or other causes beyond the reasonable control or apprehension of Lending Agent. Lending Agent represents that it has established and maintains a commercially reasonable business continuity and disaster recovery plan.

21. Governing Law and Jurisdiction: Waiver of Jury Trial.

This Agreement shall be governed and construed in accordance with the laws of New York. The Customer hereby submits to the jurisdiction of any federal or state court sitting in the State of New York, New York County in any action or proceeding arising out of or related to this Agreement and hereby agrees that all claims in respect of such action or proceeding may be heard and determined in such courts.

The Customer and Lending Agent hereby irrevocably waive, to the fullest extent permitted by applicable law, any right it may have to a trial by jury in any legal proceeding directly or indirectly arising out of or relating to this Agreement.

22. Definitions. For the purposes hereof:

(a)	“Authorized Representative” means any person who is, or Lending Agent reasonably believes to be authorized to act on behalf of the Customer with respect to any of the transactions contemplated by this Agreement.

(b)	“Borrower” means any of the entities to which Securities may be loaned under a Securities Loan Agreement, as described in Section 4.

(c)	“Business Day” means any day on which Lending Agent is open for business in New York City. In no event shall Saturday or Sunday be deemed a business day.

(d)	“Collateral” means collateral delivered by a Borrower to secure its obligations under a Securities Loan Agreement.

(e)	“Custodian” means the entity holding Securities on behalf of the Customer pursuant to a separate Custody Agreement between the Customer and such person.

(f)	“Custody Account” means the custodial agreement between the Customer and the Custodian.

(g)	“Fee Schedule” means the list of fees disclosed on Schedule 1 attached hereto as may be amended from time to time in accordance with Section 9 hereto.

(h)	“Lending Agent Affiliates” means any entity that directly or indirectly through one or more intermediaries controls Lending Agent or that is controlled by or is under common control with Lending Agent.

(i)	“Loan” means a loan of Securities to a Borrower.

(j)	“Loaned Security” shall mean any “security” which is delivered as a Loan under a Securities Loan Agreement; provided that, if any new or different security shall be exchanged for any Loaned Security by recapitalization, merger, consolidation, or other corporate action, such new or different security shall, effective upon such exchange, be deemed to become a Loaned Security in substitution for the former Loaned Security for which such exchange was made.

(k)	“Market Value” of a security means the market value of such security as determined by the pricing sources set forth in Section 11(e) above.

(l)	“Replacement Securities” means securities of the same issuer, class, quantity and denomination as Loaned Securities (or the equivalent thereof in the event of a recapitalization, merger, consolidation, or other corporate action of the issuer of the Loaned Security).

(m)	“Required Percentage” means the margin percentages set forth in the Securities Loan Agreement or such other percentage(s) as may be otherwise mutually agreed from time to time in writing by Lending Agent and Borrowers.

(n)	“Securities” means those securities listed on Schedule 6. attached hereto as may be amended and provided to Lending Agent from time to time. Any and all amendments to this list are subject to Lending Agent’s approval.

(o)	“Securities Loan Agreement” means the agreement between a Borrower and Lending Agent, as agent on behalf of the Customer, that governs Loans, as described in Section 2.

(p)	“Seller” means any of the entities which agree to transfer to Customer securities or other assets against the transfer of funds by Customer pursuant to the Repurchase Agreement.

(q)	“Service Level Agreement” means the agreement attached hereto as Schedule 12 between Custodian, Lending Agent and the Customer. The Customer agrees that the Customer is responsible for procuring the performance of the Custodian hereunder. In the event that Lending Agent is not the Custodian then if Custodian fails to comply with the terms of the Service Level Agreement, Lending Agent shall have no obligation to continue to provide the services set forth in this Agreement.

(r)	“Tri-party Repo Agreement” means the custodial undertaking executed by and between Borrower, Lending Agent, as agent for the Customer, and the Third Party Custodial Bank as set forth in Section 2 hereto.

23. Miscellaneous.

(a)	This Agreement supersedes any other agreement between the parties or any representations made by one party to the other, whether oral or in writing, concerning Loans of Securities by Lending Agent on behalf of the Customer.

(b)	Lending Agent may appoint one or more sub-agents as it deems necessary or appropriate to assist it in the discharge of its duties hereunder, provided, however, that the use of such subagents shall not limit the liability of Lending Agent for the performance of its obligations hereunder and Lending Agent shall be responsible for the acts and omissions of such subagent to the same extent as though such acts or omissions were the acts or omission of Lending Agent.

(c)	This Agreement shall not be assigned by either party without the prior written consent of the other party provided however, Lending Agent may assign without consent all or a portion of the Agreement to Lending Agent Affiliate if such Lending Agent Affiliate is capable of performing the obligations under this Agreement and is of similar financial standing as Lending Agent.

Subject to the foregoing, this Agreement shall be binding upon and shall inure to the benefit of the parties hereto and their respective heirs, representatives, successors, and assigns.

(d)	The provisions of this Agreement are severable and the invalidity or uncnforccability of any provision hereof shall not affect any other provision of this Agreement. If in the construction of this Agreement any court should deem any provision to be invalid because of scope or duration, then such court shall forthwith reduce such scope or duration to that which is appropriate and enforce this Agreement in its modified scope or duration.

(e)	The parties agree that each may record all telephone conversations between them and such recordings may be used as evidence in the event of any dispute.

(f)	The failure of Lending Agent at any time to require performance of any obligation under this Agreement shall not be construed as a waiver of any rights of Lending Agent to require performance of that or any other obligation under this Agreement.

24. Counterparts.

The Agreement may be executed in any number of counterparts, each of which shall be deemed to be an original, but such counterparts shall, together, constitute only one (1) instrument.

25. Modification.

This Agreement shall not be modified except by an instrument in writing signed by the parties hereto.

IN WITNESS "WHEREOF, the parties hereto have caused this Agreement to be duly executed and delivered by their respective authorized officers as of the day and year first above written.

BNP PARIBAS, ACTING THROUGH ITS NEW YORK BRANCH

By:	/s/ Claudine Gallagher
	Name:	Claudine Gallagher
	Title:	Managing Director

By:	/s/ Cyril Guerrier
	Name:	Cyril Guerrier
	Title:	Managing Director

ADVISORS’ INNER CIRCLE FUND FOR AND ON BEHALF OF EACH SERIES LISTED ON SCHEDULE 13

By:	/s/ Dianne Descoteaux
	Name:	Dianne Descoteaux
	Title:	VP & Secretary

By:
Name:
Title:

SCHEDULE 1

(Fee Schedule)

All revenue shall accrue daily and shall be apportioned as follows:

80% to the relevant Cornerstone Fund listed on Schedule 13 as designated by Advisors’ Inner Circle Fund

20% to BNP Paribas acting through its New York Branch

Revenue shall include the difference between (i) the sum of income received from the investment of Collateral received in Loans, loan fees received from Loans, and fees paid by Borrower on Loans collateralized with Collateral other than Cash Collateral; and (ii) any rebate paid to a Borrower, and any other allocable fees and expenses in connection with Loans of Securities. Agent shall forward to Lender monthly Lender’s allocation of revenue.

SCHEDULE 2

(MSLA)

See sample attached.

SCHEDULE 3

(MRA)

See sample attached.

SCHEDULE 4

(BoNY Tri-Party Repo Agreement)

See sample attached.

SCHEDULE 5

(JPM Tri-Party Repo Agreement)

See sample attached.

SCHEDULE 6

(Securities Available to Lend)

Name and Address of Financial Institution

Brown Brothers Harriamn & Co.

Client Account #: [redacted]

SCHEDULE 7

(List of Borrowers)

The following is the list of approved Borrowers.

Bank of America Merrill Lynch

Bank of Nova Scotia

Barclays Capital Inc.

BMO Capital Markets Corp.

BNP Prime Brokerage Inc.

BNP Paribas Securities Corp

Citigroup Global Markets Inc.

Commerz Markets LLC

Credit Suisse Securities (USA) LLC

Deutsche Bank Securities Inc.

Guggeneheim Securities LLC

ING Financial Markets LLC

Janney Montgomery Scott, LLC

Jefferies LLC

JP Morgan Clearing Corp.

Mizuho Securities USA Inc.

Morgan Stanley & Co. Inc.

National Financial Services LLC

Nomura Securities International, Inc.

RBS Securities Inc.

Scotia Capital (USA) Inc.

Societe Generale

SG Americas Securities, LLC

Societe Generale, New York branch

SCHEDULE 8

(Collateral Schedule)

Acceptable collateral consists of cash in the form of U.S. dollars and securities fully guaranteed by the United States government.

SCHEDULE 9

(Margin Requirements)

Margin Requirements for US Securities

Minimum margin at initiation of loan	102%
Minimum margin requiring a mark to market	102%

Regardless the minimum margin indicated immediately above, if the margin is 100% or greater, there is no need to mark to market if the mark would result in the transfer of collateral less than 50,000 US dollars.

Margin Requirements for International Securities

Minimum margin at initiation of loan	105%
Minimum margin requiring a mark to market	105%

Regardless the minimum margin indicated immediately above, if the margin is 100% or greater, there is no need to mark to market if the mark would result in the transfer of collateral less than 50,000 US dollars.

SCHEDULE 10

(Investment Guidelines)

Permitted Investments:

The following money market mutual funds:

Government

BlackRock Liquidity Funds: FedFund Instl

Dreyfus Treasury & Agency Cash Management Instl

Deutsche Government Cash Instl

HSBC U.S. Government Money Market I

Morgan Stanley Instl Liquidity Funds - Government Portfolio

UBS Select Treasury Preferred

Prime

AIM Premier Portfolio

BlackRock Cash Scries Prime Money Market

BlackRock Funds For Institutions Series Select Institutional

BlackRock Liquidity Funds: TempFund Instl

Dreyfus Institutional Cash Advantage Instl Advantage

Federated Money Market Management Inst’I

Federated Prime Obligations Instl

Fidelity Institutional Money Market Prime Money Market Portfolio

Goldman Sachs Financial Square Money Market

Goldman Sachs Financial Square Prime Obligations

HSBC Prime Money Market Fund

JPMorgan Prime Money Market Capital

RBC Prime Money Market Instl

State Street Institutional Liquid Reserves Fund

SSgA Prime Money Market Institutional Fund

UBS Select Prime Preferred

Wells Fargo Advantage Heritage Money Market Select

The investment in each mutual fund shall be limited to the higher of 25% of total investable collateral or 50 million dollars.

All loans and investments will mature on the next Business Day. Investments in money market mutual funds will be deemed to mature on the next Business Day.

THE CUSTOMER ACKNOWLEDGES AND AGREES THAT THESE INVESTMENT GUIDELINES HAVE BEEN PREPARED BY THE CUSTOMER AND THAT ANY ASSISTANCE IN DRAFTING PROVIDED BY THE LENDING AGENT HAS BEEN CAREFULLY REVIEWED, ANALYZED, EXAMINED AND ACCEPTED BY THE CUSTOMER IN CONSULTATION WITH CUSTOMER’S ACCOUNTANTS, ATTORNEYS AND SUCH OTHER ADVISORS AS CUSTOMER DEEMED NECESSARY. ACCORDINGLY, NO PRINCIPLE OF CONSTRUING THIS SCHEDULE AGAINST THE LENDING AGENT AS DRAFTER WILL APPLY IN THE EVENT OF ANY LEGAL ACTION BETWEEN THE PARTIES. ANY LAW THAT REQUIRES OR SUGGESTS THAT THE INTERPRETATION OF A DOCUMENT, OR THE RESOLUTION OF ANY AMBIGUITIES CONTAINED THEREIN, SHOULD BE RESOLVED AGAINST THE LENDING AGENT AS DRAFTER OF THE DOCUMENT, ARE HEREBY WAIVED.

SCHEDULE 11

(Taxpayer identification number(s) and corresponding tax year-end)

Cornerstone Advisors Global Public Equity Fund- 45-5496743 (2014)

SCHEDULE 12

(Service Level Agreement)

Operating Agreement between Brown Brothers Harriman & Co.,

Advisors’ Inner Circle Fund and BNP Paribas acting through its New York Branch.

SCHEDULE 13

List of Funds

Cornerstone Advisors Global Public Equity Fund